Exhibit 10.41

2020 Performance Share Unit Award Agreement
January 1, 2020
Ameren Corporation
2020 Performance Share Unit Award Agreement
THIS AGREEMENT, effective as of the Grant Date set forth in the Notice of 2020 Performance Share Unit Awards ("Notice"), represents the grant of Performance Share Units by Ameren Corporation ( “Ameren”), to the Participant set forth in the Notice, pursuant to the provisions of the Ameren Corporation 2014 Omnibus Incentive Compensation Plan, as it may be amended from time to time (the “Plan”). The Notice is included in and made part of this Agreement.

The Plan provides a description of the terms and conditions governing the Performance Share Units. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms will completely supersede and replace the conflicting terms of this Agreement. All capitalized terms will have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1.	Notice of Grant. The Notice, as attached hereto, sets forth the Target Number of Performance Share Units and the Performance Period.

2.	Performance Criteria

(a)
TSR Performance Grid. The number of Performance Share Units tied to Relative TSR and payable to the Participant under this Agreement will be determined in accordance with the following grid based on Company performance during the Performance Period. If the actual performance results fall between two of the categories listed below, straight-line interpolation will be used to determine the amount earned. Notwithstanding anything in the Agreement to the contrary, payouts that otherwise would have been more than 100% of Target will be capped at 150% of Target if Ameren’s total shareholder return (“TSR”) is negative over the three-year period. TSR shall be calculated in the manner set forth in Exhibit 1 hereto and compared to the peer group identified in Exhibit 1.

Ameren’s Percentile in Total Shareholder Return vs. Utility Peers During the Performance Period	Payout – Percent of Target Performance Share Units Granted
90th percentile +	200%
70th percentile	150%
50th percentile	100%
25th percentile	50%
<25th percentile	0% (no payout)

(b)
Renewable Generation & Energy Storage Additions Performance Grid. The number of Performance Share Units tied to renewable generation & energy storage additions and payable to the Participant under this Agreement will be determined in accordance with the following grid based on final results at the end of the Performance Period. If the actual results fall between two of the categories listed below, straight-line interpolation will be used to determine the amount earned.

Total Renewable Generation & Energy Storage Additions (in megawatts)	Payout – Percent of Target Performance Share Units Granted
1,038 mw	200%
738 mw	100%
438 mw	50%
< 438 mw	0% (no payout)

3.
Calculation of Performance Share Units. The Human Resources Committee (the “Committee”) will determine the number of Performance Share Units payable to the Participant based on the performance results during the Performance Period, calculated using the performance grids set forth in Section 2 of this Agreement. Subject to Sections 4 and 8, payment of any Performance Share Units determined pursuant to this Section is expressly conditioned upon continued employment from the first day of the Performance Period (or effective date of grant, if later) through the payment date (as determined in Section 5) (the “Vesting Period”). The Participant expressly agrees that no Performance Share Units shall be considered earned under applicable law until the last day of the Vesting Period.

4.
Vesting of Performance Share Units. Subject to provisions set forth in Section 8 of this Agreement related to a Change of Control (as defined in the Second Amended and Restated Ameren Corporation Change of Control Severance Plan, as amended (the “Change of Control Severance Plan”)) of Ameren, Section 9 of this Agreement relating to termination for Cause (as defined in the Change of Control Severance Plan), and Section 10 of this Agreement relating to Participant’s obligations, the Performance Share Units will vest as set forth below:

(a)
Provided the Participant has continued employment with Ameren or any Affiliate or Subsidiary (the “Company”) through such date, one hundred percent (100%) of the calculated Performance Share Units will vest on the payment date; or

(b)
Death. Provided the Participant has continued employment with the Company through the date of his death and such death occurs prior to the payment date, the Participant will be entitled to a prorated award based on the Target Number of Performance Share Units set forth in the Notice to this Agreement plus accrued dividend equivalents as of the date of death, with such prorated number based upon the total number of days the Participant worked during the Performance Period; or

(c)
Disability. Provided the Participant has continued employment with the Company through the date of his Disability (as defined in Code Section 409A) and such Disability occurs prior to the payment date, the Participant will be entitled to one hundred percent (100%) of the Performance Share Units plus any accrued dividend equivalents he would have received had he remained employed by the Company through the payment date, based on the actual performance of the Company during the entire Performance Period; or

(d)
Retirement. Provided the Participant has continued employment with the Company through the date of retirement (as described below) and such retirement occurs before the payment date if the Participant retires at an age of 55 or greater with five

(5) or more years of service (as defined in the Ameren Retirement Plan, as supplemented and amended from time to time), the Participant is entitled to receive a prorated portion of the Performance Share Units plus any accrued dividend equivalents that would have been earned had the Participant remained employed by the Company for the entire Vesting Period, based on the actual performance of the Company during the entire Performance Period, with the prorated number based upon the total number of days the Participant worked during the Performance Period.

Notwithstanding anything in this Agreement to the contrary, no Performance Share Units will be paid to the Participant, nor shall the Participant be entitled to payment, if the Participant’s employment with the Company terminates during the Vesting Period for any reason other than death, Disability, retirement as described above, or on or after a Change of Control in accordance with Section 8.

5.
Form and Timing of Payment. All payments of vested Performance Share Units pursuant to this Agreement will be made in the form of Shares. Except as otherwise provided in this Agreement, payment will be made upon the earlier to occur of the following:

(a)
February of the calendar year immediately following the last day of the Performance Period or as soon as practicable thereafter (but in no event later than March 15 of the calendar year immediately following the last day of the Performance Period);

(b)	The Participant’s death or as soon as practicable thereafter (but in no event later than March 15 of the calendar year following the year in which the Participant’s death occurred).

Fractional Performance Share Units that constitute less than a single share may be rounded to the nearest full Share or converted to cash, at the Company’s option.

In the event the number of vested Performance Share Units is mistakenly calculated and paid, the Company has the right to recover any overpayment of any Shares or to make an additional payment of Shares that were underpaid.

6.
Rights as Shareholder. The Participant shall not have voting or any other rights as a shareholder of the Company with respect to Performance Share Units. The Participant will obtain full voting and other rights as a shareholder of the Company upon the payment of the Performance Share Units in Shares as provided in Section 5 or 8 of this Agreement.

7.
Dividends Equivalents. The Participant shall be entitled to receive dividend equivalents, which represent the right to receive Shares measured by the dividend payable with respect to the corresponding number of unvested Performance Share Units. Dividend equivalents on Performance Share Units will accrue and be reinvested into additional Performance Share Units throughout the three-year Performance Period. Subject to continued employment with the Company, the dividend equivalents shall vest and be settled at the same time and in the same proportion as the Performance Share Units to which they relate. Participants will not be entitled to any dividend equivalent amount on Performance Share Units covered by this Agreement which are not ultimately earned.

8.	Change of Control.

(a)
Company No Longer Exists. Upon a Change of Control which occurs on or before the last day of the Performance Period in which the Company ceases to exist or is no longer publicly traded on the New York Stock Exchange or the NASDAQ Stock Market, Sections 2, (b), 4 and 5 of this Agreement, unless otherwise provided, shall no longer apply and instead, the amount distributed under this award shall be based on the Target Number of Performance Share Units awarded as set forth in the Notice to this Agreement plus any accrued dividend equivalents and interest as follows:

(i)
The amount underlying this award as of the date of the Change of Control shall equal the value of one Share based on the closing price on the New York Stock Exchange on the last trading day prior to the date of the Change of Control multiplied by the sum of the Target Number of Performance Share Units awarded as set forth in the Notice to this Agreement plus the additional Performance Share Units attributable to accrued dividend equivalents as of the date of the Change of Control;

(ii)
Interest on this award shall accrue based on the prime rate (adjusted on the first day of each calendar quarter) as published in the “Money Rates” section in the Wall Street Journal from the date of the Change of Control until this award is distributed or forfeited;

(iii)
If the Participant remains employed with the Company or its successor until the payment date, this award, including interest, shall be paid to the Participant in an immediate lump sum in January of the calendar year immediately following the last day of the Performance Period, or as soon as practicable thereafter (but in no event later than March 15 of the calendar year immediately following the last day of the Performance Period);

(iv)	If the Participant retired (as described in Section 4(d) of this Agreement) or terminated employment due to Disability prior to the Change of Control under Section 8(a) of this Agreement, the Participant shall immediately receive payment under this award upon such Change of Control;

(v)
If the Participant remains employed with the Company or its successor until his death or Disability which occurs after the Change of Control and before the last day of the Vesting Period, the Participant (or his estate or designated beneficiary) shall immediately receive payment under this award, including interest (if any), upon such death or Disability;

(vi)
If the Participant has a qualifying termination (as defined in Section 8(c) of this Agreement) before the last day of the Vesting Period or retires (as described in Section 4(d) of this Agreement) after the Change of Control, the Participant shall immediately receive payment under this award, including interest (if any), upon such termination; and

(vii)	In the event the Participant terminates employment before the end of the Vesting Period for any reason other than as described in Sections (iv), (v) or
(vi) above, the Participant shall not receive payment of this award, including interest (if any), nor be entitled to payment for, any Performance Share Units.

(b)
Company Continues to Exist. If there is a Change of Control of the Company but the Company continues in existence and remains a publicly traded company on the New York Stock Exchange or the NASDAQ Stock Market, the Performance Share Units will pay out upon the earliest to occur of the following:

(i)	As set forth in Section 5 of this Agreement in accordance with the vesting provisions of Sections 4(a), (b), (c) and (d) of this Agreement; or

(ii)
If the Participant experiences a qualifying termination (as defined in Section 8(c) of this Agreement) during the two-year period following the Change of Control and the termination occurs during the Performance Period, the Participant will be entitled to one hundred percent (100%) of the Performance Share Units he would have received had he remained employed by the Company for the entire Vesting Period based on the actual performance of the Company during the entire Performance Period. Such Performance Share Units will vest on the last day of the Performance Period and the vested Performance Share Units will be paid in Shares in January of the calendar year immediately following the last day of the Performance Period or as soon as practicable thereafter (but in no event later than March 15 of the calendar year immediately following the last day of the Performance Period).

(c)
Qualifying Termination. For purposes of Sections 8(a)(vi) and 8(b)(ii) of this Agreement, a qualifying termination means (i) an involuntary termination without Cause, (ii) for Change of Control Severance Plan participants, a voluntary termination of employment for Good Reason (as defined in the Change of Control Severance Plan) or (iii) an involuntary termination that qualifies for severance under the Ameren Corporation Severance Plan for Ameren Employees or the Ameren Corporation Severance Plan for Ameren Officers (as in effect immediately prior to the Change of Control).

(d)
Termination in Anticipation of Change of Control. If a Participant qualifies for benefits as provided in the last sentence of Section 4.1 of the Change of Control Severance Plan, or if a Participant is not a Participant in the Change of Control Severance Plan but is terminated within six (6) months prior to the Change of Control and qualifies for severance benefits under the Ameren Corporation Severance Plan for Ameren Employees or the Ameren Corporation Severance Plan for Ameren Officers and the Participant’s termination of employment occurs before the calculated Performance Share Units are paid, then the Participant shall receive (i) upon a Change of Control described in Section 8(a) of this Agreement, an immediate cash payout equal to the value of one Share based on the closing price on the New York Stock Exchange on the last trading day prior to the date of the Change of Control multiplied by the sum of the Target Number of Performance Share Units awarded as set forth in the Notice to this Agreement plus the additional Performance Share Units attributable to accrued dividend equivalents or (ii) upon a Change of Control described in Section 8(b) of this Agreement, the payout provided for in Section 8(b) of this Agreement.

9.
All Other Terminations. No distribution of any Shares will be made in the event of a termination of employment for any reason not otherwise described in Section 4 or 9, including a voluntary resignation (other than for Retirement), a termination for Cause or a termination without Cause (other than a qualifying termination), at any time prior to payout of the Shares.

10.	Participant Obligations.

(a)
Detrimental Conduct or Activity. If the Participant engages in conduct or activity that is detrimental to the Company, including but not limited to violating Sections 11(b) and 11(c) of this Agreement, after the Performance Share Units are paid, or if the Company learns of the detrimental conduct or activity after the Performance Share Units are paid, and such conduct occurred less than one year after the Participant's employment with the Company ended, the following shall apply.

(i)
If the Participant retired, the Participant shall not be entitled to receive payment of any Shares that would otherwise be payable to the Participant with respect to the last award of Performance Share Units granted to the Participant before his termination of employment due to retirement.

(ii)
In all other cases, the Participant shall repay to the Company the equivalent of the value of Shares received as of the payment date determined under Section 6 of this Agreement within thirty (30) days of receiving a demand from the Company for the repayment of the award.

(b)
Confidentiality. Participants, by virtue of their position with the Company, have access to and/or receive trade secrets and other confidential and proprietary information about the Company’s business that is not generally available to the public and which has been developed or acquired by the Company at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes, but is not limited to, information about the Company’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, and/or personnel. The Participant agrees that, both during and after the Participant’s employment with the Company, the Participant:

(i)	will only use Confidential Information in connection with the Participant’s duties and activities on behalf of or for the benefit of the Company;

(ii)	will not use Confidential Information in any way that is detrimental to the Company;

(iii)
will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party or person who is not authorized to receive, review or access the Confidential Information;

(iv)	will not use Confidential Information for the Participant’s own benefit or the benefit of others, without the prior written consent of the Company; and

(v)
will return all Confidential Information to the Company within two business days of the Participant’s termination of employment or immediately upon the Company’s demand to return the Confidential Information to the Company.

Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(c)
Non-Solicitation. The Participant agrees that, for one year from the end of the Participant’s employment, the Participant will not, directly or indirectly, on behalf of the Participant or any other person, company or entity:

(i)
market, sell, solicit, or provide products or services competitive with or similar to products or services offered by the Company to any person, company or entity that: (i) is a customer or potential customer of the Company during the twelve (12) months prior to the Participant’s termination of employment and

(ii)	with which the Participant (A) had direct contact with during the twelve
(12) months prior to the Participant’s termination of employment or (B) possessed, utilized or developed Confidential Information about during the twelve (12) months prior to the Participant’s termination of employment;

(ii)
raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of the Company, or any person who was an employee or independent contractor of the Company during the 24 months preceding the Participant’s termination, to leave the employ of, terminate or reduce the person’s employment or business relationship with the Company; or

(iii)	interfere with the performance of any Company employee or independent contractor’s duties for the Company.

(d)
Acknowledgments and Remedies. The Participant acknowledges and agrees that the Confidentiality and Non-Solicitation provisions set forth above are necessary to protect the Company’s legitimate business interests, such as its Confidential Information, goodwill and customer relationships. The Participant acknowledges and agrees that a breach by the Participant of either the Confidentiality or Non- Solicitation provision will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy. In the event of such breach or threatened breach, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, or other equitable or extraordinary relief that restrains any further violation or threatened violation of either the Confidentiality or Non-Solicitation provision, as well as an order requiring the Participant to comply with the Confidentiality and/or Non-Solicitation provisions. The Company’s right to a restraining order, an injunction, or other equitable or extraordinary relief shall be in addition to all other rights and remedies to which the Company may be entitled to in law or in equity, including, without limitation, the right to recover monetary damages for the Participant’s violation or threatened violation of the Confidentiality and/or Non- Solicitation provisions. Finally, the Company shall be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder and/or pursuant to a breach or threatened breach of the Confidentiality and/or Non- Solicitation provisions.

11.
Nontransferability. Performance Share Units awarded pursuant to this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (a “Transfer”) other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Performance Share Units is made, or if any attachment, execution, garnishment, or lien will be issued against or placed upon the Performance Share Units, the Participant’s right to such Performance Share Units will be immediately forfeited to the Company, and this Agreement will lapse.

12.
Requirements of Law. The granting of Performance Share Units under the Plan and this Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.
Tax Withholding. The Company will have the power and the right to deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

14.
Stock Withholding. With respect to withholding required upon any taxable event arising as a result of Performance Share Units granted hereunder, the Company, unless notified by the Participant in writing within thirty (30) days prior to the taxable event that the Participant will satisfy the entire minimum tax withholding requirement by means of personal check or other cash equivalent, will satisfy the tax withholding requirement by withholding Shares having a Fair Market Value equal to (i) the total minimum statutory amount required to be withheld on the transaction, or (ii) such other amount as may be withheld pursuant to the Plan and such withholding would not cause adverse accounting consequences or costs. The Participant agrees to pay to the Company, its Affiliates and/or its Subsidiaries any amount of tax that the Company, its Affiliates and/or its Subsidiaries may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.

15.
Administration. This Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which will be binding upon the Participant.

16.
Continuation of Employment. This Agreement does not confer upon the Participant any right to continuation of employment by the Company, its Affiliates, and/or its Subsidiaries, nor will this Agreement interfere in any way with the Company’s, its Affiliates’, and/or its Subsidiaries’ right to terminate the Participant’s employment at any time.

17.
Amendment to the Plan. The Plan is discretionary in nature and the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect in any material way the Participant’s rights under this Agreement, without the Participant’s written approval.

18.
Amendment to this Agreement. The Company may amend this Agreement in any manner, provided that no such amendment may adversely affect in any material way the Participant’s rights hereunder without the Participant’s written approval except as otherwise permitted by the Plan.

19.
Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Performance Share Units, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

20.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

21.
Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement will be determined and governed by the laws of the State of Missouri without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation will be conducted in the federal or state courts of the State of Missouri.

22.
Section 409A of the Code. This Agreement shall be interpreted in a manner that satisfies the requirements of Code Section 409A. The Committee may make changes in the terms or operation of the Plan and/or this Agreement (including changes that may have retroactive effect) deemed necessary or desirable to comply with Code Section 409A. The Company makes no representations or covenants that this award will comply with Section 409A of the Code.

EXHIBIT 1
Total Shareholder Return
Total Shareholder Return shall be calculated as follows:

30-trading- day average prio
Peer Group
The criteria used to develop the peer group for 2020 - 2022 are shown below*:

•	Classified as a NYSE investor-owned utility within SNL’s SEC/Public Companies Power Database

•	Minimum S&P credit rating of BBB- (investment grade)

•	Not an announced acquisition target

•	Not undergoing a major restructuring including, but not limited to, a major spin-off or sale of a significant asset

•	Market capitalization greater than $2 billion

•	Dividends flat or growing over the past 12 month period

*The peer group guidelines were developed to provide objective guidance regarding the appropriate peer group for the Performance Share Units related to TSR. The Human Resources Committee of the Board of Directors may choose to include additional companies or exclude companies based upon their relevance.
Based on the above, the following are the peer group companies.

Company	Ticker	Company	Ticker
Alliant Energy Corporation	LNT	IDACORP, Inc.	IDA
American Electric Power Company, Inc.	AEP	NiSource Inc.	NI
CMS Energy Corporation	CMS	Northwestern Corporation	NWE
Consolidated Edison, Inc.	ED	Pinnacle West Capital Corporation	PNW
Duke Energy Corporation	DUK	PNM Resources, Inc.	PNM
Edison International	EIX	Portland General Electric Company	POR
Entergy Corporation	ETR	Southern Company	SO
Evergy, Inc.	EVRG	WEC Energy Group	WEC
Eversource Energy	ES	Xcel Energy, Inc.	XEL
FirstEnergy Corporation	FE

M&A Activity
The following guidelines will be used by the Committee to determine treatment of peer companies engaged in M&A transactions that have impacted the relative peer company TSR performance. These guidelines will apply upon the public announcement, or reputable media or analyst report of:

•	A potential or actual takeover attempt, or definitive agreement to be acquired

•	Discussions or a tender offer that if consummated would lead to Change In Control

•	Receipt of a 'bear hug' letter

•	An exploration of company-wide strategic alternatives, or a major restructuring
The guidelines, outlined in the following table, give consideration to the timing of the public announcement or report (based on objective evidence) in order to anticipate and avoid run-ups from leaks of deals prior to a public announcement.

Timing of Announcement or Report	Treatment in Percentile Calculation
Within 1st 18 months of performance period	Peer will be eliminated from the peer group and ignored for calculation purposes
Within 2nd 18 months of performance period
- The peer will be fixed above or below Ameren using TSR for both companies before the announcement or report

- TSR calculation will be based on the beginning of performance period through 90 calendar days before the announcement or report

- Will use 30-trading-day average prices on each end